SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                                (Amendment No.)*


                               OPUS360 CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   68400F 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
              (Date of Event Which Requires Filing this Statement)

                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |_|      Rule 13d-1(c)

         |X|      Rule 13d-1(d)

--------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 2 of 19 Pages
-----------------------------                      -----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    2,806,698 shares
  OWNED BY
    EACH
 REPORTING     -----------------------------------------------------------------
PERSON WITH
                   6      SHARED VOTING POWER

                                244,060 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                2,806,698 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                244,060 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                            PERSON

                     3,050,758 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.1%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 3 of 19 Pages
-----------------------------                      -----------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    244,060 shares
  OWNED BY
    EACH
 REPORTING     -----------------------------------------------------------------
PERSON WITH
                   6      SHARED VOTING POWER

                                2,806,698 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                244,060 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                2,806,698 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,050,758 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.1%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 4 of 19 Pages
-----------------------------                      -----------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Brookwood Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    240,000 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                240,000 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     240,000 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.5%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 5 of 19 Pages
-----------------------------                      -----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Barry Rubenstein
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                3,290,758 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                3,290,758 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,290,758 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.6%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 6 of 19 Pages
-----------------------------                      -----------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Irwin Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    348,807 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                3,050,758 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                348,807 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                3,050,758 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,399,565 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.8%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 7 of 19 Pages
-----------------------------                      -----------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    150,000 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                3,050,758 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                150,000 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                3,050,758 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,200,758  shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.4%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 8 of 19 Pages
-----------------------------                      -----------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Seth Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    60,000 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                3,050,758 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                60,000 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                3,050,758 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,110,758 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.2%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 9 of 19 Pages
-----------------------------                      -----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Jonathan Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    76,269 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                3,050,758 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                76,269 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                3,050,758 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,127,027 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.2%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 10 of 19 Pages
-----------------------------                      -----------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Applegreen Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    16,269 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                16,269 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     16,269 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     Less than 0.1%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 11 of 19 Pages
-----------------------------                      -----------------------------


Item 1.

         (a)   Name of Issuer:   Opus360 Corporation
         (b)   Address of Issuer's Principal Executive Offices:
                                 39 West 13th Street, 3rd Floor
                                 New York, New York 10011

Item 2.

         1.    (a)      Name of Person Filing: Wheatley Partners, L.P.
               (b)      Address of  Principal  Business  Office,  or if none,
                        Residence:
                                               80 Cuttermill Road
                                               Suite 311
                                               Great Neck, NY 11021
               (c)      Place of Organization: Delaware
               (d)      Title of Class of Securities:
                                               Common Stock, $0.001 par value
                                               per share
               (e)      CUSIP Number:          68400F109

         2.    (a)      Name of Person Filing: Wheatley Foreign Partners, L.P.
               (b)      Address  of  Principal  Business  Office,  or  if  none,
                        Residence:
                                               Third Floor
                                               One Capital Place
                                               P.O. Box 1062
                                               George Town, Grand Cayman
                                               Cayman Islands, B.W.I.
               (c)      Place of Organization: Delaware
               (d)      Title of Class of Securities:
                                               Common  Stock,  $0.001  par value
                                               per share

               (e)      CUSIP Number:          68400F109

         3.    (a)      Name of Person Filing: Brookwood Partners, L.P.
               (b)      Address  of  Principal  Business  Office,  or  if  none,
                        Residence:
                                               68 Wheatley Road
                                               Brookville, New York 11545
               (c)      Place of Organization: New York
               (d)      Title of Class of Securities:
                                               Common  Stock,  $0.001  par value
                                               per share
               (e)      CUSIP Number:          68400F109

         4.    (a)      Name of Person Filing: Barry Rubenstein
               (b)      Address  of  Principal  Business  Office,  or  if  none,
                        Residence:
                                               68 Wheatley Road
                                               Brookville, New York 11545
               (c)      Citizenship:           United States
               (d)      Title of Class of Securities:
                                               Common  Stock,  $0.001  par value
                                               per share
               (e)      CUSIP Number:          68400F109

         5.    (a)      Name of Person Filing: Irwin Lieber
               (b)      Address  of  Principal  Business  Office,  or  if  none,
                        Residence:
                                               80 Cuttermill Road
                                               Suite 311

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 12 of 19 Pages
-----------------------------                      -----------------------------


                                               Great Neck, NY 11021
               (c)      Citizenship:           United States
               (d)      Title of Class of Securities:
                                               Common  Stock,  $0.001  par value
                                               per share
               (e)      CUSIP Number:          68400F109

         6.    (a)      Name of Person Filing: Barry Fingerhut
               (b)      Address  of  Principal  Business  Office,  or  if  none,
                        Residence:
                                               80 Cuttermill Road
                                               Suite 311
                                               Great Neck, NY 11021
               (c)      Citizenship:           United States
               (d)      Title of Class of Securities:
                                               Common  Stock,  $0.001  par value
                                               per share
               (e)      CUSIP Number:          68400F109

         7.    (a)      Name of Person Filing: Seth Lieber
               (b)      Address  of  Principal  Business  Office,  or  if  none,
                        Residence:
                                               80 Cuttermill Road
                                               Suite 311
                                               Great Neck, NY 11021
               (c)      Citizenship:           United States
               (d)      Title of Class of Securities:
                                               Common  Stock,  $0.001  par value
                                               per share
               (e)      CUSIP Number:          68400F109

         8.    (a)      Name of Person Filing: Jonathan Lieber
               (b)      Address  of  Principal  Business  Office,  or  if  none,
                        Residence:
                                               80 Cuttermill Road
                                               Suite 311
                                               Great Neck, NY 11021
               (c)      Citizenship:           United States
               (d)      Title of Class of Securities:
                                               Common  Stock,  $0.001  par value
                                               per share
               (e)      CUSIP Number:          68400F109

         9.    (a)      Name of Person Filing: Applegreen Partners
               (b)      Address  of  Principal  Business  Office,  or  if  none,
                        Residence:
                                               8 Applegreen Drive
                                               Old Westbury, NY 11568
               (c)      Place of Organization: New York
               (d)      Title of Class of Securities:
                                               Common  Stock,  $0.001  par value
                                               per share
               (e)      CUSIP Number:          68400F109


Item     3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

                           Not Applicable

         (a)      / /      Broker or dealer  registered  under Section 15 of the
                           Exchange Act.

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 13 of 19 Pages
-----------------------------                      -----------------------------


         (b)      / /      Bank as defined in  section  3(a)(6) of the  Exchange
                           Act.

         (c)      / /      Insurance  company as defined in section  3(a)(19) of
                           the Exchange Act.

         (d)      / /      Investment  company registered under section 8 of the
                           Investment Company Act.

         (e)      / /      An  investment   adviser  in  accordance   with  Rule
                           13d-1(b)(1)(ii)(E);

         (f)      / /      An  employee   benefit  plan  or  endowment  fund  in
                           accordance with Rule 13d-1(b)(1)(ii)(F).

         (g)      / /      A  parent  holding   company  or  control  person  in
                           accordance with Rule 13d-1(b)(1)(ii)(G).

         (h)      / /      A savings  association  as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

         (i)      / /      A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)      / /      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership

         1.       Wheatley Partners, L.P.:
                  (a)      Amount Beneficially Owned: 3,050,758 shares.
                  (b)      Percent of Class: 6.1%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    2,806,698 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    244,060 shares.*
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 2,806,698 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 244,060 shares.*

         2.       Wheatley Foreign Partners, L.P.:
                  (a)      Amount Beneficially Owned: 3,050,758 shares.
                  (b)      Percent of Class: 6.1%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    244,060 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    2,806,698 shares.*
                           (iii) sole power to dispose or direct the disposition of: 244,060 shares.
                           (iv) shared power to dispose or direct the disposition of: 2,806,698 shares.*
----------------------
* The reporting person disclaims beneficial ownership of these securities, except to the extent of his or its equity interest therein.

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 14 of 19 Pages
-----------------------------                      -----------------------------


         3.       Brookwood Partners,L.P.
                  (a)      Amount Beneficially Owned: 240,000 shares.
                  (b)      Percent of Class: 0.5%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    240,000 shares.
                           (ii)     shared  power to vote or direct the vote:  0
                                    shares.
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 240,000 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 0 shares.

         4.       Barry Rubenstein:
                  (a) Amount Beneficially Owned: 3,290,758 shares. Reporting person is a member and Chief Executive Officer of Wheatley Partners, LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 6.6%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    3,290,758 shares.*
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 0 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 3,290,758 shares.*

         5.       Irwin Lieber:
                  (a) Amount Beneficially Owned: 3,399,565 shares. Reporting person is a member and President, Secretary and Treasurer of Wheatley Partners, LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 6.8%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    348,807 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    3,050,758 shares.*
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 348,807 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 3,050,758 shares.*

         6.       Barry Fingerhut:
                  (a) Amount Beneficially Owned: 3,200,758 shares. Reporting person is a member and Executive Vice
                           President of Wheatley Partners, LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 6.4%

-----------------------
*        The  reporting   person   disclaims   beneficial   ownership  of  these
         securities, except to the extent of his or its equity interest therein.

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 15 of 19 Pages
-----------------------------                      -----------------------------


                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    150,000 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    3,050,758 shares.*
                           (iii) sole power to dispose or direct the disposition of: 150,000 shares.
                           (iv) shared power to dispose or direct the disposition of: 3,050,758 shares.*

         7.       Seth Lieber:
                  (a) Amount Beneficially Owned: 3,110,758 shares. Reporting person is a member and Vice President of Wheatley Partners, LLC, the general partner of
                           Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 6.2%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    60,000 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    3,050,758 shares.*
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 60,000 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 3,050,758 shares.*

         8.       Jonathan Lieber:
                  (a) Amount Beneficially Owned: 3,127,027 shares. Reporting person is a member and Vice President of Wheatley Partners, LLC, the general partner of
                           Wheatley Partners, L.P., a general partner of Wheatley Foreign Partners, L.P. and the general partner of Applegreen Partners.
                  (b)      Percent of Class: 6.2%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    76,269 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    3,050,758 shares.*
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 76,269 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 3,050,758 shares.*

         9.       Applegreen Partners
                  (a)      Amount Beneficially Owned: 16,269 shares.
                  (b)      Percent of Class: less than 0.1%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    16,269 shares.
                           (ii)     shared  power to vote or direct the vote:  0
                                    shares.
                           (iii) sole power to dispose or direct the disposition of: 16,269 shares.
                           (iv) shared power to dispose or direct the disposition of: 0 shares.
--------------------
* The reporting person disclaims beneficial ownership of these securities, except to the extent of his or its equity interest therein.

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 16 of 19 Pages
-----------------------------                      -----------------------------


Item 5.  Ownership of Five Percent or Less of a Class.

                           Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                           Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

                           Not Applicable.

Item 9.  Notice of Dissolution of Group.

                           Not Applicable.

Item 10. Certification.

                           Note Applicable.


           [The remainder of this page was intentionally left blank.]

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 17 of 19 Pages
-----------------------------                      -----------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001            WHEATLEY PARTNERS, L.P.
                                    By: Wheatley Partners, LLC,
                                        General Partner

                                    By:  /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, Chief Executive
                                         Officer


                                    WHEATLEY FOREIGN PARTNERS, L.P.
                                    By:  Wheatley Partners, LLC, General
                                         Partner

                                    By:   /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein, Chief Executive
                                          Officer

                                    BROOKWOOD PARTNERS, L.P.

                                    By:   /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein, General Partner


                                    /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein


                                    /s/ Irwin Lieber
                                    --------------------------------------------
                                    Irwin Lieber


                                    /s/ Barry Fingerhut
                                    --------------------------------------------
                                    Barry Fingerhut


                                    /s/ Seth Lieber
                                    --------------------------------------------
                                    Seth Lieber


                                    /s/ Jonathan Lieber
                                    --------------------------------------------
                                    Jonathan Lieber

                                    APPLEGREEN PARTNERS

                                    By: /s/ Jonathan Lieber
                                        ----------------------------------------
                                        Jonathan Lieber, General Partner

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 18 of 19 Pages
-----------------------------                      -----------------------------


                                  EXHIBIT INDEX


Exhibit                                                              Page
-------                                                              ----
         A.       Joint Filing Agreement                              19

-----------------------------                      -----------------------------
CUSIP No. 68400F 10 9                13G              Page 19 of 19 Pages
-----------------------------                      -----------------------------


                                    EXHIBIT A

                             JOINT FILING AGREEMENT

                  In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of an amendment to a Statement on Schedule 13G dated February 14, 2001 (including amendments thereto) with respect to the Common Stock of Opus360 Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 14, 2001            WHEATLEY PARTNERS, L.P.
                                    By: Wheatley Partners, LLC,
                                        General Partner

                                    By:  /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, Chief Executive
                                         Officer


                                    WHEATLEY FOREIGN PARTNERS, L.P.
                                    By:  Wheatley Partners, LLC, General
                                         Partner

                                    By:   /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein, Chief Executive
                                          Officer

                                    BROOKWOOD PARTNERS, L.P.

                                    By:   /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein, General Partner


                                    /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein


                                    /s/ Irwin Lieber
                                    --------------------------------------------
                                    Irwin Lieber


                                    /s/ Barry Fingerhut
                                    --------------------------------------------
                                    Barry Fingerhut


                                    /s/ Seth Lieber
                                    --------------------------------------------
                                    Seth Lieber


                                    /s/ Jonathan Lieber
                                    --------------------------------------------
                                    Jonathan Lieber

                                    APPLEGREEN PARTNERS

                                    By: /s/ Jonathan Lieber
                                        ----------------------------------------
                                        Jonathan Lieber, General Partner